SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549




                            FORM 8-K




        Current Report Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934




Date of report:  February 12, 1996  Commission File No. 1-7361
(Date of earliest event reported)




                 AMERICAN FINANCIAL CORPORATION




Incorporated under the laws of Ohio   IRS Employer
                                      Identification No. 31-0624874



                     One East Fourth Street
                     Cincinnati, Ohio  45202
                     Phone:  (513) 579-2121



Former name or former address, if changed since last report - not applicable.


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                 AMERICAN FINANCIAL CORPORATION

                            FORM 8-K


Item 5.    Other Events.

           Please see the News Release attached hereto as Exhibit
1. All of the 7.6 million shares of Citicasters common stock referred to in the News Release as beneficially owned by American Financial Group, Inc. are beneficially owned by the registrant and its subsidiaries. The registrant expects to realize a pre-tax gain of approximately $150 million upon completion of the Merger described therein.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

    (a)    Not Applicable
    (b)    Not Applicable
    (c)    Exhibit (99) Additional Exhibits.
           (1) American Financial Group, Inc. News Release.


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                           AMERICAN FINANCIAL CORPORATION



February 14, 1996        By: James C. Kennedy
                              James C. Kennedy
                               Deputy General Counsel & Secretary


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                                                        Exhibit 1


                 AMERICAN FINANCIAL GROUP, INC.
                AGREES TO SELL CITICASTERS SHARES

FOR IMMEDIATE RELEASE

      (Cincinnati, Ohio)  American Financial Group,  Inc.  (NYSE:
AFG) announced that in connection with a definitive merger agreement entered into yesterday between Jacor Communications, Inc. and Citicasters Inc., each Citicasters shareholder, including AFG and its subsidiaries, will receive $29.50 per share in cash plus certain warrants to purchase Jacor common stock. AFG and its subsidiaries would receive approximately $220 million in gross cash proceeds and expect to realize a pre-tax gain of approximately $150 million for the approximately 7.6 million Citicasters common shares held by them.

      If the sale to Jacor does not close by September 30, 1996, the cash purchase price per share will be increased by $.22125 for each full month thereafter ending prior to the closing of the transaction. A five-year warrant to purchase one share of Jacor common stock at $28 per share ($26 per share if the closing does not occur until on or after October 1, 1996) will be issued with respect to each five Citicasters shares, subject to certain adjustments. The consummation of the transaction is subject to certain conditions, including regulatory approvals.

      American Financial Group is engaged primarily in specialty and multi-line property and casualty insurance businesses and in the sale of tax-deferred annuities.


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